SUNAMERICA SERIES TRUST

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that the undersigned Trustees of SunAmerica Series Trust do hereby constitute and appoint Kristina Magolis, Edward J. Gizzi, Gregory R. Kingston and Jennifer M. Rogers, or any of them, the true and lawful agents and attorneys-in-fact of the undersigned with respect to all matters arising in connection with any Registration Statement on Form N-1A or Form N-14 and any and all amendments (including pre- and post-effective amendments) thereto, with full power and authority to execute said Registration Statement for and on behalf of the undersigned, in our names and in the capacities indicated below, and to file the same, together with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission. The undersigned hereby give to said agents and attorneys-in-fact full power and authority to act in the premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agents and attorneys-in fact would have if personally acting. The undersigned hereby ratify and confirm all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof.

WITNESS the due execution hereof on the date and in the capacity set forth below.

Signature	Title	Date

/s/ Martha B. Willis Martha B. Willis	Chair and Trustee	June 4, 2026

/s/ Tracey C. Doi Tracey C. Doi	Trustee	June 4, 2026

/s/ Jane Jelenko Jane Jelenko	Trustee	June 4, 2026

/s/ Christianne Kerns Christianne Kerns	Trustee	June 4, 2026

/s/ Charles H. Self III Charles H. Self III	Trustee	June 4, 2026

/s/ Bruce G. Willison Bruce G. Willison	Trustee	June 4, 2026

/s/ Michal Levy Michal Levy	Trustee	June 4, 2026